Exhibit 99.1

Spero Therapeutics Announces Second Quarter 2025 Operating Results and Provides a Business Update

•	PIVOT-PO Phase 3 trial evaluating tebipenem Hbr in complicated urinary tract infection (cUTI) patients stopped early for efficacy following review by independent data monitoring committee (IDMC)

•	Spero, along with its development partner, GSK, plans to submit data from the PIVOT-PO trial as part of a planned US Food and Drug Administration (FDA) filing in 2H 2025

•	Existing cash and earned and non-contingent development milestone payments from GSK provide anticipated runway to fund the Company’s current operating expenses and capital expenditures into 2028

CAMBRIDGE, Mass., Aug 12, 2025 — Spero Therapeutics, Inc. (Nasdaq: SPRO), a clinical-stage biopharmaceutical company focused on identifying and developing novel treatments for rare diseases and multi-drug resistant (MDR) bacterial infections, today announced financial results for the second quarter ended June 30, 2025, and provided a business update.

“During the second quarter, we announced that the tebipenem Phase 3 PIVOT-PO trial met its primary endpoint, marking a significant milestone for this program. We look forward to working with GSK on next steps for this program which include completion of the Phase 3 data analysis and submission of the data package to the FDA,” said Esther Rajavelu, Chief Executive Officer and Chief Financial Officer of Spero. “There remains a critical unmet need for an oral carbapenem to treat complicated urinary tract infections, including pyelonephritis. If approved, we believe tebipenem HBr could set a new standard of care for these infections, with the potential to shorten hospital stays, improve patient outcomes, and reduce pressure on healthcare resources.”

Pipeline Update

Tebipenem HBr

Tebipenem HBr is an investigational oral carbapenem antibiotic being developed for the treatment of cUTI, including pyelonephritis, to help patients potentially reduce the duration of in-patient therapy. Spero granted GSK an exclusive license to commercialize tebipenem HBr in all territories, except certain Asian territories where Meiji holds development and commercialization rights.

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In May 2025, Spero and its development partner GSK announced that the Phase 3 PIVOT-PO trial met the primary endpoint of non-inferiority of tebipenem HBr compared to intravenous imipenem-cilastatin in hospitalized adult patients with cUTI, including pyelonephritis, on overall response (composite of clinical cure plus microbiological eradication) at the test-of-cure visit.

•	The IDMC review did not identify any new safety concerns beyond what has been reported in other studies with tebipenem, with diarrhea and headache as the two most reported adverse events.

•	GSK plans to work with U.S. regulatory authorities to include these data as part of a filing in 2H 2025.

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Full results will be submitted for presentation at an upcoming scientific meeting and for publication in a peer-reviewed journal. For more information on the PIVOT-PO trial, please refer to ClinicalTrials.gov ID NCT06059846.

SPR720

SPR720 is an investigational, chemically stable phosphate ester prodrug that is converted rapidly in vivo to SPR719, the active moiety, after oral administration. SPR719 targets the ATPase site of DNA gyrase B in mycobacteria, a mechanism that is distinct from that of other antibiotics in use for nontuberculous mycobacterium pulmonary disease (NTM-PD).

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The oral development program in NTM-PD was suspended in 4Q 2024. This followed a planned interim analysis of 16 patients dosed in the Phase 2a trial, which demonstrated the trial did not meet its primary endpoint.

•	The Company is determining next steps for the program.

Corporate Update

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Esther Rajavelu was appointed as Spero’s President and Chief Executive Officer, effective May 2, 2025. Ms. Rajavelu was also elected to the Board of Directors at Spero’s 2025 annual meeting of stockholders. She continues to serve as the Company’s Chief Financial Officer and Treasurer.

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As of June 30, 2025, Spero had cash and cash equivalents of $31.2 million. Spero estimates that its existing cash and cash equivalents, together with earned and noncontingent development milestone payments from GSK, including the final payment under the GSK License Agreement of $23.8 million received in August 2025, will be sufficient to fund its operating expenses and capital expenditures into 2028.

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Pursuant to the GSK License Agreement, Spero has adjusted the aggregate potential commercial milestone payments contingent upon first sales from up to $150.0 million to up to $101.0 million after PIVOT-PO was stopped early for efficacy. The trial was stopped early following completion of a pre-specified interim analysis with 1,690 patients enrolled in the trial, reducing the overall costs to Spero; the maximum potential milestone payment of $150.0 million was contingent upon the trial continuing to full enrollment with 2,637 patients enrolled in the trial. For further detail on upcoming milestones, please review the disclosure in our Form 10-Q, filed today.

Second Quarter 2025 Financial Results

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Spero reported a net loss of $1.7 million for the second quarter of 2025 compared to a net loss of $17.9 million for the second quarter of 2024, or a diluted net loss per share of common stock of $(0.03) and $(0.33), respectively.

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Total revenue for the second quarter of 2025 was $14.2 million, compared with total revenue of $10.2 million for the second quarter of 2024. The revenue increase for the second quarter of 2025 was primarily due to collaboration revenue from GSK.

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Research and development expenses for the second quarter of 2025 were $10.7 million, compared to $23.7 million of research and development expenses for the same period in 2024. The decrease in research and development expenses compared with the prior year period was primarily due to reduced clinical expense related to the PIVOT-PO trial.

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General and administrative expenses for the second quarter of 2025 were $5.9 million, compared to $5.5 million of general and administrative expenses for the same period in 2024. This increase compared with the prior year-period was primarily due to increased personnel and professional service expense.

For further details on Spero’s financials, refer to Spero’s Quarterly Report on Form 10-Q, filed with the U.S. Securities and Exchange Commission (SEC) today.

Conference Call and Live Webcast

Spero management will host a conference call and live audio webcast at 4:30 p.m. ET today, August 12, 2025, to discuss the second quarter financial results and provide a business update.

To access the call, please dial 1-844-825-9789 (domestic) or 1-412-317-5180 (international) and refer to conference ID 10200686, or click on this link and request a return call with passcode 0605709. The audio webcast can be accessed live on this link and also on the “Investor Relations” page of the Spero Corporate Website at https://www.sperotherapeutics.com/. The archived webcast will also be available on Spero’s website for 30 days following the call.

Government Agency Research Support

The views expressed in this press release are those of the authors and may not reflect the official policy or position of the Department of the Army, Department of Defense, or the U.S. Government.

Tebipenem HBr Research Support

Select tebipenem HBr studies have been funded in part with federal funds from the Department of Health and Human Services; Administration for Strategic Preparedness and Response; and Biomedical Advanced Research and Development Authority, under contract number HHSO100201800015C.

About Spero Therapeutics

Spero Therapeutics, headquartered in Cambridge, Massachusetts, is a clinical-stage biopharmaceutical company focused on identifying and developing novel treatments for rare diseases and MDR bacterial infections with high unmet need. For more information, visit www.sperotherapeutics.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding the timing, progress and results of Spero’s Phase 3 PIVOT-PO trial; the timing of a planned FDA filing in 2H 2025 for tebipenem HBr; the potential of tebipenem HBr to be the first oral carbapenem antibiotic for US patients with cUTI, including pyelonephritis, and to set a new standard of care; the potential receipt of milestone payments under Spero’s license and collaboration agreements; Spero’s anticipated cash runway; and the potential benefits of any of Spero’s current or future product candidates in treating patients. In some cases, forward-looking statements may be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intent,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other similar expressions. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of important risks, uncertainties and other factors that may cause actual results to differ materially from those indicated by such forward looking statements, including whether tebipenem HBr will advance through the clinical development process, or at all, taking into account the effects of possible regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, clinical trial design and clinical outcomes; whether the results of such trials will warrant submission for approval from the FDA or equivalent foreign regulatory agencies; whether the FDA will ultimately approve tebipenem HBr and, if so, the timing of any such approval; whether the FDA will require any additional clinical data or place labeling restrictions on the use of tebipenem HBr that would delay approval and/or reduce the commercial prospects of tebipenem HBr; whether a successful commercial launch can be achieved and market acceptance of tebipenem HBr can be established; whether results obtained in preclinical studies and clinical trials will be indicative of results obtained in future clinical trials; Spero’s reliance on third parties to manufacture, develop, and commercialize its product candidates, if approved, including, in the case of tebipenem HBr, Spero’s reliance on GSK pursuant to the exclusive GSK License Agreement to develop tebipenem HBr and GSK’s right thereunder to determine, in its sole discretion, whether to continue the PIVOT-PO trial or otherwise further develop tebipenem HBr; Spero’s need for additional funding; the ability to commercialize Spero’s product candidates, if approved; Spero’s ability to retain key personnel; Spero’s leadership transitions; whether Spero’s cash resources will be sufficient to fund its continuing operations for the periods and/or trials anticipated; and other factors discussed in the “Risk Factors” set forth in filings that Spero periodically makes with the SEC. The forward-looking statements included in this press release represent Spero’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, Spero explicitly disclaims any obligation to update any forward-looking statements.

Investor Relations Contact:

Shai Biran, PhD

Spero Therapeutics

IR@Sperotherapeutics.com

Media Inquiries:

media@sperotherapeutics.com

Spero Therapeutics, Inc.

Condensed Consolidated Balance Sheet Data

(in thousands)

(Unaudited)

	June 30, 2025	December 31, 2024
Cash and cash equivalents	$31,194	$52,889
Other assets	30,925	57,654

Total assets	$62,119	$110,543

Total liabilities	29,291	64,420
Total stockholder’s equity	32,828	46,123

Total liabilities and stockholders’ equity	$62,119	$110,543

Spero Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues:
Grant revenue	$2,387	$4,180	$3,150	$9,243
Collaboration revenue - related party	11,802	5,903	16,901	9,967
Collaboration revenue	—	114	12	254

Total revenues	14,189	10,197	20,063	19,464
Operating expenses:
Research and development	10,672	23,725	24,278	41,057
General and administrative	5,878	5,533	12,702	11,450
Restructuring	83	—	258	—

Total operating expenses	16,633	29,258	37,238	52,507

Loss from operations	(2,444)	(19,061)	(17,175)	(33,043)
Total other income, net	744	1,199	1,609	2,512

Net loss	$(1,700)	$(17,862)	$(15,566)	$(30,531)

Net loss per share attributable to common shareholders per share, basic and diluted	$(0.03)	$(0.33)	$(0.28)	$(0.57)
Weighted average shares outstanding, basic and diluted:	56,026,767	53,957,766	55,703,275	53,740,901